UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2015

COGENTIX MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road
Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 426-6140
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2015, Cogentix Medical, Inc. (the “Company”) along with Machida Incorporated, a Delaware corporation and a wholly owned subsidiary of the Company (“Machida”), and Uroplasty, LLC, a Delaware limited liability company of which the Company is the sole member (“Uroplasty”) (the Company, Machida and Uroplasty are collectively referred to as the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with Venture Bank, a Minnesota banking corporation (“Venture Bank”).  In connection with the Loan Agreement, on September 18, 2015, the Borrowers entered into other documents, including a $7 million revolving promissory note (the “Note”) and a security agreement granting Venture Bank a first priority security interest in substantially all of the assets of the Borrowers (“Security Agreement”) (the Loan Agreement, the Note and the Security Agreement are collectively referred to as the “Loan Documents”).

The Loan Documents provide the Borrowers with a committed $7 million secured revolving credit facility (“Facility”).  The Facility will expire on March 18, 2017 and any loans outstanding on such date will mature and be payable on such date.

Under the Facility, the Borrowers may borrow the lesser of:  (a) the sum of (i) eighty percent (80%) of the value of the Borrowers’ eligible accounts receivable; and (ii) forty percent (40%) of the value of the Borrowers’ eligible inventory capped at the lesser of (1) $2 million or (2) fifty percent (50%) of the Notes principal balance outstanding; or (b) $7 million.

A loan under the Facility bears interest at a rate per annum equal to the Wall Street Journal Prime Rate plus 2.25%, provided that in no case will the interest charged be less than 5.5%.  In the event that there is an event of default under the Facility, the interest rate will be increased by 6.0% for the entire period that an event of default exists.  In addition, the Borrowers will pay a non-usage fee of 0.25% based on the average unused and available portion of the Facility on a monthly basis.

The Loan Agreement requires the Borrowers (a) not to pay, replace, amend or modify any current promissory notes held by Lewis C. Pell, a director of the Company, or make payments on any future promissory notes to Mr. Pell, and (b) to maintain a minimum Tangible Capital Base (as defined in the Loan Agreement) of $6 million, tested quarterly.  The Loan Documents also contain other customary affirmative and negative covenants, including covenants to maintain the Borrowers’ depository accounts with Venture Bank and covenants that restrict the right of the Borrowers to sell, transfer, lease or otherwise dispose of assets, to borrow additional funds, grant liens on their assets and to declare any distributions and dividends.

The Loan Documents contains customary events of default, the occurrence of which would permit Venture Bank to terminate its commitments and accelerate loans under the Facility, including bankruptcy of the Borrowers, judgments entered against the Borrowers or the collateral, failure to comply with covenants in the Loan Documents, material adverse change in the condition (financial or otherwise), business or property of the Borrowers, and failure to make payments or perform under the Facility.

Venture Bank also will perform commercial banking for the Borrowers for which they will receive customary fees.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Loan Documents.  The Loan Agreement, including the Note and the Security Agreement which are exhibits thereto, is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, made as of September 18, 2015, by and among Cogentix Medical, Inc., Machida Incorporated, Uroplasty, LLC and Venture Bank.

99.1	Press Release of Cogentix Medical, Inc. dated September 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2015	COGENTIX MEDICAL, INC.

	By:	/s/ Brett Reynolds
	Name:	Brett Reynolds
	Title:	Senior Vice President, Chief Financial Officer
and Corporate Secretary

COGENTIX MEDICAL, INC.
CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Loan Agreement, made as of September 18, 2015, by and among Cogentix Medical, Inc., Machida Incorporated, Uroplasty, LLC and Venture Bank.	Filed electronically

99.1	Press release of Cogentix Medical, Inc. dated September 21, 2015.	Filed electronically